Information

Exhibit 99

LOCKHEED MARTIN REPORTS 2004 SECOND QUARTER RESULTS

•	REPORTS SECOND QUARTER 2004 NET SALES OF $8.8 BILLION, UP 14%; YEAR-TO-DATE SALES UP 16% TO $17.1 BILLION

•	REPORTS SECOND QUARTER 2004 EARNINGS PER SHARE OF $0.66, UP 22%; YEAR-TO-DATE EARNINGS PER SHARE UP 20% TO $1.31

•	GENERATES $734 MILLION IN CASH FROM OPERATIONS IN THE SECOND QUARTER; $1.8 BILLION YEAR-TO-DATE

BETHESDA, Maryland, July 27, 2004 – Lockheed Martin Corporation (NYSE: LMT) today reported second quarter 2004 net earnings of $296 million ($0.66 per diluted share) compared to $242 million ($0.54 per diluted share) in 2003. Net sales were $8.8 billion, a 14% increase over second quarter 2003 sales of $7.7 billion. Sales and operating profit grew in all business segments during the quarter. Cash provided by operating activities for the second quarter of 2004 was $734 million.

“With our strong performance through the first six months, we are on our way to meeting this year’s operational and financial goals,” said Chairman and Chief Executive Officer Vance Coffman. “Our cash generation continues to be outstanding, and we spent over $275 million repurchasing about 6 million shares during the quarter. We are well positioned and focused on serving the needs of our customers and enhancing shareholder value.”

SUMMARY REPORTED RESULTS AND OUTLOOK

The following table presents the Corporation’s results on a GAAP basis for the quarter and year-to-date periods:

REPORTED RESULTS

(In millions, except per share data)

	2nd Quarter		Year-to-Date
	2004	2003	2004	2003
Net sales	$8,776	$7,709	$17,123	$14,768

Operating profit
Segment operating profit	$740	$592	$1,408	$1,144
Unallocated corporate (expense), net:
FAS/CAS pension adjustment	(148)	(68)	(298)	(140)
Other	(48)	(54)	(30)	(29)

	$544	$470	$1,080	$975

Net earnings	$296	$242	$587	$492

Diluted earnings per share	$0.66	$0.54	$1.31	$1.09

Cash flow from operations	$734	$845	$1,796	$1,389

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. See the Forward-Looking Statements discussion included in this press release.

OUTLOOK

(In millions, except per share data)

2004 Projections
Net sales	$33,800 -$34,800	*

Operating profit:
Segment operating profit	$2,700 - $2,800*
Unallocated corporate (expense) income, net:
FAS/CAS pension adjustment	approx. (600)
Other	(50) - 0

	$2,050 - $2,200	*

Diluted earnings per share	$2.50 - $2.60*
Cash flow from operations	Approx. $2,400

*Results are expected to be closer to the higher end of the range.

Year-to-Date Results

Net sales for the first six months of 2004 were $17.1 billion, a 16% increase over the $14.8 billion recorded in the comparable 2003 period.

Net earnings for the six months ended June 30, 2004 were $587 million ($1.31 per share) compared to $492 million ($1.09 per share) in 2003. The 2003 results included a pre-tax charge of $41 million (reported in Unallocated Corporate Expense, net) related to the Corporation’s exit from the commercial mail sorting business, which decreased earnings by $27 million ($0.06 per share).

Cash Flow, Leverage and Backlog

Cash provided by operating activities for the quarter and six months ended June 30, 2004 was $734 million and $1.8 billion. Capital expenditures for the quarter and six months ended June 30, 2004 were $154 million and $260 million. The Corporation repurchased 5.8 million of its common shares for $278 million during the quarter and retired $137 million of debt during the first six months of 2004. Since October 2002, the Corporation has used approximately $800 million to repurchase 17.5 million shares of its common stock. Additionally, the Corporation has reduced its long-term debt from approximately $12 billion at the end of 1999 to approximately $6 billion at June 30, 2004.

The ratio of total debt-to-capitalization was 46% at the end of the second quarter, an improvement from 48% at December 31, 2003. At June 30, 2004, the Corporation’s cash and cash equivalents balance was $2.2 billion.

The Corporation’s backlog was $74.6 billion at June 30, 2004.

SEGMENT RESULTS

The Corporation operates in five business segments. Consistent with the manner in which the Corporation’s business segment operating performance is evaluated, unusual items are excluded from segment results and included in “Unallocated corporate (expense) income, net.” (See our 2003 Form 10-K for a description of “Unallocated corporate (expense) income, net,” including the FAS / CAS pension adjustment.)

The following table presents the operating results of the five business segments and the Corporation on a consolidated basis as determined by GAAP:

	2nd Quarter		Year-to-Date
(In millions)	2004	2003	2004	2003

Net sales
Aeronautics	$3,141	$2,405	$6,015	$4,493
Electronic Systems	2,205	2,174	4,338	4,155
Space Systems	1,547	1,544	3,125	3,072
Integrated Systems & Solutions	963	810	1,870	1,582
Information & Technology Services	917	772	1,769	1,459

Operating segments	8,773	7,705	17,117	14,761
Other	3	4	6	7

Total net sales	$8,776	$7,709	$17,123	$14,768

Operating profit
Aeronautics	$239	$162	$445	$307
Electronic Systems	220	211	422	394
Space Systems	129	101	249	205
Integrated Systems & Solutions	81	67	161	139
Information & Technology Services	71	51	131	99

Segment operating profit	740	592	1,408	1,144
Unallocated corporate (expense) net:
FAS/CAS pension adjustment	(148)	(68)	(298)	(140)
Other	(48)	(54)	(30)	(29)

Total operating profit	$544	$470	$1,080	$975

The following discussion compares the operating results of the business segments for the quarter and six months ended June 30, 2004 to the same periods in 2003.

Aeronautics

($ millions)

	2nd Quarter		Year-to-Date
	2004	2003	2004	2003
Net sales	$3,141	$2,405	$6,015	$4,493
Operating profit	$239	$162	$445	$307

Net sales for Aeronautics increased by 31% for the quarter and 34% for the six months ended June 30, 2004 from the 2003 periods, due to growth in Combat Aircraft, which more than offset a slight decline in Air Mobility. Combat Aircraft sales growth of $790 million in the quarter and $1.5 billion for the six-month period was primarily due to higher F-16 program volume including increased aircraft deliveries (22 in the quarter and 37 for the six month period in 2004 compared to 12 and 15 in the comparable 2003 periods) and higher volume on the F-35 program. Fewer scheduled C-130J deliveries (two in the quarter and six for the six month period in 2004 compared to four and seven in the comparable 2003 periods) contributed to the slight decrease in Air Mobility revenue.

Segment operating profit increased by 48% for the quarter and 45% for the six months ended June 30, 2004 from the 2003 periods. Combat Aircraft operating profit increases of $60 million in the quarter and $80 million for the six-month period were primarily due to the impact of the additional F-16 aircraft deliveries and improved performance in other Combat Aircraft programs. Air Mobility and other programs accounted for approximately $20 million and $60 million of the increase in operating profit for the quarter and year-to-date periods, and were primarily due to profits recognized on C-130J deliveries in 2004. The Corporation began recognizing profits on C-130J deliveries in 2004 (approximately $35 million year-to-date) upon resolution of certain technical aircraft performance risks, manufacturing performance improvements and the achievement of stable production as a result of securing a multi-year contract in 2003.

Electronic Systems

($ millions)

	2nd Quarter		Year-to-Date
	2004	2003	2004	2003
Net sales	$2,205	$2,174	$4,338	$4,155
Operating profit	$220	$211	$422	$394

Net sales for Electronic Systems increased by 1% for the quarter and 4% for the six months ended June 30, 2004 from the 2003 periods. In both the quarter and six-month periods, higher volume in Maritime Systems & Sensors (MS2) and Missiles & Fire Control (M&FC), more than offset declines in Platform, Training & Transportation Solutions (PT&TS). In MS2, higher volume on surface systems and radar programs accounted for the increased sales. M&FC sales grew due to higher volume on tactical missile and fire control programs. Reduced levels of distribution technology and transportation & security solutions activities contributed to the decrease in sales at PT&TS.

Segment operating profit increased by 4% for the quarter and 7% for the six months ended June 30, 2004, compared to the 2003 periods. For both the quarter and the six-month period, improved performance on air defense and fire control programs at M&FC and on distribution technology and simulation and training programs at PT&TS, contributed to the higher operating profit. MS2’s operating profit improved slightly in both periods.

Space Systems

($ millions)

	2nd Quarter		Year-to-Date
	2004	2003	2004	2003
Net sales	$1,547	$1,544	$3,125	$3,072
Operating profit	$129	$101	$249	$205

Net sales for Space Systems increased nominally for the quarter and by 2% for the six months ended June 30, 2004 from the 2003 periods. For the second quarter of 2004, a sales increase in Satellites, due to a commercial satellite delivery, and the timing of sales on fleet ballistic missile programs at Strategic and Defensive Missile Systems (S&DMS) were partially offset by lower volume in Launch Services. A decline in activities on the maturing Titan launch vehicle program contributed to lower sales in Launch

Services. There were two Atlas launches and one Proton launch in the second quarters of both 2004 and 2003.

For the six months ended June 30, 2004, sales increases in Launch Services and S&DMS offset a decline in Satellites. In Launch Services, an increase in Atlas launches (four in 2004 compared to two in 2003) more than offset a decline in the Titan launch vehicle program. The increase in S&DMS was primarily attributable to the timing of sales on fleet ballistic missile programs. The decrease in Satellites was mainly due to lower sales on commercial satellite deliveries in 2004, which was partially offset by increased volume in government satellite programs.

Segment operating profit increased by 28% for the quarter and 21% for the six months ended June 30, 2004, when compared to the 2003 periods. For the quarter, Satellites’ operating profit increased due to the additional delivery and improved performance on commercial satellite programs, which more than offset a decline due to cost growth on a government satellite program. Increased operating profit in Launch Services was due to government launch vehicles programs.

For the six-month period, Launch Services’ operating profit increased primarily due to the benefit resulting from the first quarter termination of a launch vehicle contract by a commercial customer and U.S. Government support of the Atlas program, which more than offset a decline in activities on the Titan launch vehicle program. Satellites’ operating profit declined due to cost growth on a government satellite program, which more than offset the impact of improved performance and more profitable deliveries in commercial satellites.

Integrated Systems & Solutions

($ millions)

	2nd Quarter		Year-to-Date
	2004	2003	2004	2003
Net sales	$963	$810	$1,870	$1,582
Operating profit	$81	$67	$161	$139

Net sales for Integrated Systems & Solutions increased by 19% for the quarter and 18% for the six months ended June 30, 2004 from the 2003 periods. For both the quarter and six-month periods, a higher volume of intelligence, defense and information assurance activities resulted in increased sales.

Segment operating profit increased by 21% for the quarter and 16% for the six months ended June 30, 2004 from the comparable 2003 periods. For both the quarter and six-month periods, the higher volume on the activities described above accounted for the increased operating profit.

Information & Technology Services

($ millions)

	2nd Quarter		Year-to-Date
	2004	2003	2004	2003
Net sales	$917	$772	$1,769	$1,459
Operating profit	$71	$51	$131	$99

Net sales for Information & Technology Services increased by 19% for the quarter and 21% for the six months ended June 30, 2004 from the 2003 periods. For both the quarter and year-to-date periods, the increases in sales were primarily attributable to higher volume in the Information Technology line of business. Information Technology’s sales improved due to the net impact of an acquisition and a divestiture, as well as organic growth on existing IT programs. The remaining increase in sales was primarily attributable to higher volume in Defense Services. NASA sales declined in both periods.

Segment operating profit increased by 39% for the quarter and 32% for the six months ended June 30, 2004 from the 2003 periods. In both periods the operating profit increased mainly due to improvements in Information Technology and Defense Services.

SECOND QUARTER 2004 HIGHLIGHTS

•	Received contracts for 22 F/A-22 fighter aircraft and associated support activities under production Lot 4.

•	Received a contract to procure long-lead items for 24 F/A-22 fighter aircraft under production Lot 5.

•	Delivered the last four F/A-22’s under production Lot 1 to the U.S. Air Force during the quarter, bringing to 27 the total number of Raptors delivered inception to date on the program.

•	Selected to design and build the first of the U.S. Navy’s new Littoral Combat Ships.

•	Awarded a contract to develop the Joint Common Missile, a new air-to-ground weapon that will be deployed aboard U.S. Army, Navy and Marine Corps fixed- and rotary-wing aircraft.

•	Received an award for work on the U.S. Navy’s MH-60R maritime helicopter program.

•	Selected to produce the new Compact Kinetic Energy Missile, the next-generation hypervelocity anti-tank weapon.

•	Awarded one of two industry contracts for the concept development phase of the U.S. Air Force’s Space Based Radar program.

•	Awarded a five-year information technology contract from the Environmental Protection Agency.

•	Received a two-year option on the Mission Support Operations Contract - Houston Mission Control Center.

###

NEWS MEDIA CONTACT:	Tom Jurkowsky, 301/897-6352
INVESTOR RELATIONS CONTACT:	James Ryan, 301/897-6584 or
Mike Gabaly, 301/897-6455

Web site: www.lockheedmartin.com

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11 a.m. E.T. on July 27, 2004. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at: http://www.lockheedmartin.com/investor.

FORWARD-LOOKING STATEMENTS

Statements in this release that are “forward-looking statements” are based on Lockheed Martin’s current expectations and assumptions. Forward-looking statements in this release include estimates of future sales, earnings and cash flow. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results could differ materially because of factors such as: the availability of government funding domestically and internationally; changes in government and customer priorities and requirements (including changes to respond to terrorist threats and improve homeland security); the impact of continued hostilities in Iraq on funding for existing defense programs; the award or termination of contracts; difficulties in developing and producing operationally advanced technology systems; the timing and customer acceptance of product deliveries; performance issues with key suppliers, subcontractors and customers; cost reduction and productivity efforts; financial market and other changes that may impact pension plan assumptions; charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of investments, goodwill or other long-term assets; the future impact of legislation; the future impact of acquisitions or divestitures; the outcome of legal proceedings and other contingencies (including, lawsuits, government investigations and environmental remediation efforts); the competitive environment for defense and information technology products and services; and economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Risk Factors and Forward-Looking Statements” sections of the Corporation’s SEC filings, including its annual report on Form 10-K, copies of which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

All information in this release is as of July 27, 2004. Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations.

LOCKHEED MARTIN CORPORATION

Consolidated Results

Preliminary and Unaudited

(In millions, except per share data and percentages)

	QUARTER ENDED JUNE 30,		YEAR TO DATE JUNE 30,
	2004	2003	2004	2003
Net Sales	$8,776	$7,709	$17,123	$14,768

Operating Profit [EBIT]	$544	$470	$1,080	$975

Interest Expense	$106	$119	$214	$259

Pre-tax Earnings	$438	$351	$866	$716

Income Tax Expense	$142	$109	$279	$224

Effective Tax Rate	32.4%	31.1%	32.2%	31.3%

Net Earnings	$296	$242	$587	$492

Earnings Per Share:
Basic	$0.67	$0.54	$1.32	$1.10
Diluted	$0.66	$0.54	$1.31	$1.09

Average Shares Outstanding:
Basic	443.9	445.3	444.1	447.1
Diluted	447.0	448.7	447.2	450.6

A

LOCKHEED MARTIN CORPORATION

Net Sales and Operating Profit

Preliminary and Unaudited

(In millions, except percentages)

	QUARTER ENDED JUNE 30,			YEAR TO DATE JUNE 30,
	2004	2003	% Change	2004	2003	% Change
Net sales
Aeronautics	$3,141	$2,405	31%	$6,015	$4,493	34%
Electronic Systems	2,205	2,174	1%	4,338	4,155	4%
Space Systems	1,547	1,544	—%	3,125	3,072	2%
Integrated Systems & Solutions	963	810	19%	1,870	1,582	18%
Information & Technology Services	917	772	19%	1,769	1,459	21%

Segment net sales	8,773	7,705	14%	17,117	14,761	16%
Other	3	4		6	7

Total net sales	$8,776	$7,709	14%	$17,123	$14,768	16%

Operating profit
Aeronautics	$239	$162	48%	$445	$307	45%
Electronic Systems	220	211	4%	422	394	7%
Space Systems	129	101	28%	249	205	21%
Integrated Systems & Solutions	81	67	21%	161	139	16%
Information & Technology Services	71	51	39%	131	99	32%

Segment operating profit	740	592	25%	1,408	1,144	23%
Unallocated corporate (expense) income, net [1]	(196)	(122)		(328)	(169)

Total operating profit	$544	$470	16%	$1,080	$975	11%

Margins
Segments:
Aeronautics	7.6%	6.7%		7.4%	6.8%
Electronic Systems	10.0%	9.7%		9.7%	9.5%
Space Systems	8.3%	6.5%		8.0%	6.7%
Integrated Systems & Solutions	8.4%	8.3%		8.6%	8.8%
Information & Technology Services	7.7%	6.6%		7.4%	6.8%

Segments	8.4%	7.7%		8.2%	7.8%

Total Consolidated	6.2%	6.1%		6.3%	6.6%

[1]	“Unallocated corporate expense, net” includes the FAS/CAS pension adjustment, earnings and losses from equity investments, interest income, costs for stock-based compensation programs, unusual items not considered in the evaluation of segment operating performance, corporate costs not allocated to the operating segments and miscellaneous corporate activities.

B

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Preliminary and Unaudited

(In millions)

	QUARTER ENDED JUNE 30,		YEAR TO DATE JUNE 30,
	2004	2003	2004	2003
Summary of unallocated corporate expense, net
FAS/CAS pension adjustment	$(148)	$(68)	$(298)	$(140)
Other [1]	(48)	(54)	(30)	(29)

Unallocated corporate expense, net	$(196)	$(122)	$(328)	$(169)

[1] Includes a $41 million charge related to the Corporation’s exit from the commercial mail sorting business in the quarter and year-to-date periods ended June 30, 2003.

FAS/CAS pension adjustment
FAS 87 expense	$(220)	$(117)	$(443)	$(225)
Less: CAS costs	(72)	(49)	(145)	(85)

FAS/CAS pension adjustment - expense	$(148)	$(68)	$(298)	$(140)

Depreciation and amortization of property, plant and equipment
Aeronautics	$23	$20	$46	$41
Electronic Systems	41	37	80	74
Space Systems	25	27	58	54
Integrated Systems & Solutions	9	9	16	16
Information & Technology Services	12	10	25	21

Segments	110	103	225	206

Unallocated corporate expense, net	9	13	20	18

Total depreciation and amortization	$119	$116	$245	$224

Amortization of purchased intangibles
Aeronautics	$13	$13	$25	$25
Electronic Systems	11	12	23	24
Space Systems	2	2	4	4
Integrated Systems & Solutions	4	4	7	7
Information & Technology Services	3	1	7	3

Segments	33	32	66	63
Unallocated corporate expense, net	2	—	5	—

Total amortization of purchased intangibles	$35	$32	$71	$63

C

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Balance Sheet

Preliminary and Unaudited

(In millions)

	JUNE 30, 2004	DECEMBER 31, 2003
Assets
Cash and cash equivalents	$2,243	$1,010
Short-term investments	—	240
Accounts receivable	3,677	4,039
Inventories	2,054	2,348
Other current assets	1,645	1,764

Total current assets	9,619	9,401

Property, plant and equipment, net	3,438	3,489
Investments in equity securities	1,083	1,060
Goodwill	7,879	7,879
Purchased intangibles, net	736	807
Prepaid pension asset	1,122	1,213
Other noncurrent assets	2,363	2,326

Total assets	$26,240	$26,175

Liabilities and Stockholders’ Equity
Accounts payable	$1,522	$1,434
Customer advances and amounts in excess of costs incurred	3,762	4,256
Other accrued expenses	2,852	3,067
Current maturities of long-term debt	—	136

Total current liabilities	8,136	8,893

Long-term debt	6,070	6,072
Accrued pension liabilities	1,452	1,100
Post-retirement and other noncurrent liabilities	3,548	3,354
Stockholders’ equity	7,034	6,756

Total liabilities and stockholders’ equity	$26,240	$26,175

D

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Cash Flows

Preliminary and Unaudited

(In millions)

	YEAR TO DATE JUNE 30,
	2004	2003
Operating Activities
Net earnings	$587	$492

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization of property, plant and equipment	245	224
Amortization of purchased intangibles	71	63
Changes in operating assets and liabilities:
Receivables	365	244
Inventories	434	159
Accounts payable	85	65
Customer advances and amounts in excess of costs incurred	(494)	(176)
Other	503	318

Net cash provided by operating activities	1,796	1,389

Investing Activities
Expenditures for property, plant and equipment	(260)	(202)
Sale (purchase) of short-term investments	240	(229)
Acquisitions of businesses / investments in affiliated companies	—	(219)
Other	32	7

Net cash provided by (used for) investing activities	12	(643)

Financing Activities
Repayments related to long-term debt	(137)	(1,209)
Issuances of common stock	36	22
Repurchases of common stock	(278)	(279)
Common stock dividends	(196)	(109)

Net cash used for financing activities	(575)	(1,575)

Net increase (decrease) in cash and cash equivalents	1,233	(829)
Cash and cash equivalents at beginning of period	1,010	2,738

Cash and cash equivalents at end of period	$2,243	$1,909

E

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Stockholders’ Equity

Preliminary and Unaudited

(In millions)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Unearned Compensation	Unearned ESOP Shares	Accumulated Other Comprehensive (Loss)	Total Stockholders’ Equity
Balance at January 1, 2004	$446	$2,477	$5,054		$(17)	$(1,204)	$6,756

Net earnings			587				587

Common stock dividends			(196)				(196)

Repurchases of common stock	(6)	(272)					(278)

Stock awards and options, and ESOP activity	3	161		$(25)	17		156

Other comprehensive income						9	9

Balance at June 30, 2004	$443	$2,366	$5,445	$(25)	$—	$(1,195)	$7,034

F

LOCKHEED MARTIN CORPORATION

Preliminary and Unaudited

Operating Data

(In millions, except deliveries and launches)

	JUNE 30, 2004	DECEMBER 31, 2003
Backlog
Aeronautics	$34,960	$37,580
Electronic Systems	17,922	17,339
Space Systems	12,723	12,813
Integrated Systems & Solutions	4,281	4,350
Information & Technology Services	4,674	4,817

Total	$74,560	$76,899

	QUARTER ENDED JUNE 30,		YEAR TO DATE JUNE 30,
	2004	2003	2004	2003
Deliveries [1]
F-16 [2]	22	12	37	15
C-130J	2	4	6	7

Launches
Atlas	2	2	4	2
Proton	1	1	2	2
Titan IV	—	1	1	1

[1]	Deliveries - Aircraft delivered to and accepted by customers.

[2]	Sales were recognized upon delivery of certain aircraft (unit-of-delivery sales recognition) and for others, sales were recognized on a percentage-of-completion basis.

G